Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

NEWS RELEASE

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747
	john.jacunski@glatfelter.com	william.yanavitch@glatfelter.com

Glatfelter Reports 2009 Second Quarter Results
– Generated Strong Free Cash Flow of $30 Million –
– Results Impacted by Aggressive Inventory Management and Market-related Downtime –
– Expects Significant Improvement in Third Quarter 2009 –

York, PA, August 4, 2009: Glatfelter (NYSE: GLT) today reported mixed results for the quarter ended June 30, 2009, primarily due to softer demand associated with the weak global economic conditions and the Company’s focus on cash flow generation.

“While we are disappointed in our top- and bottom-line results for the second quarter of 2009, our longer-term view of the Company remains unchanged,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Clearly, market choppiness and inventory destocking by certain customers, had a negative impact on our quarterly results and were deeper and more far-reaching than previously anticipated. However, in response to unprecedented market uncertainty, we improved our financial strength through aggressive inventory management efforts. During the second quarter, we reduced paper inventory by 14 percent, generating $27 million of cash flow. The machine downtime taken due to softer demand and to reduce inventory levels negatively impacted earnings by $0.15 per share. As we are moving to the third quarter we have experienced an increase in order rates, which we expect will drive significantly improved results for the quarter.”

In the second quarter of 2009, net income was $19.9 million, or $0.43 per diluted share, compared with $3.2 million, or $0.07 per diluted share in the second quarter of 2008. Second-quarter 2009 results include a $30.4 million, or $0.67 per share, after-tax benefit from alternative fuel mixture credits, as well as $0.4 million, or $0.01 per share, of costs associated with unwinding a 2003 timberland installment sale transaction. In the second quarter of 2008, net income benefited from a $0.5 million reversal of a reserve associated with the sale of the Company’s Neenah facility, partially offset by $0.2 million in acquisition integration costs, each after taxes. Excluding these items from each period’s results, second-quarter 2009 results on an adjusted basis, which constitute a non-GAAP financial measure, were a loss of $0.22 per diluted share, compared with adjusted earnings of $0.06 per diluted share in the second quarter of 2008. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

The Company generated $30.1 million of free cash flow (defined as cash from operations less capital expenditures and excluding alternative fuel mixture credits) during the second quarter of 2009 compared with a use of $6.6 million in cash during the same quarter of 2008.

“Our ability to generate this level of cash in today’s global economic climate reflects the soundness of our management strategy, strong execution and our ongoing commitment to preserving the financial core of the business,” said Mr. Glatfelter. “Much of the credit goes to our employees for consistently delivering superb customer service, while efficiently reducing inventories, and aggressively managing costs and discretionary capital spending.”

Second-Quarter Business Unit Results

Specialty Papers

	For the three months ended June 30
Dollars in thousands	2009		2008		change
Tons shipped	171,293		182,700		(11,407)	(6.2)%
Net sales	$184,364		$207,296		$(22,932)	(11.1)%
Gross margin percent	4.2%		6.3%
Operating income (loss)		$(6,407)		$(681)	$(5,726)	—

Specialty Papers’ net sales totaled $184.4 million for the second quarter of 2009, an 11.1 percent decrease compared with $207.3 million in the year-earlier quarter. Specialty Papers’ operating loss totaled $6.4 million and $0.7 million for the second quarters of 2009 and 2008, respectively.

Average selling prices were essentially unchanged in the second quarter of 2009 compared with the same quarter of 2008 and the mix of products sold was unfavorable. The weak economic environment adversely affected demand in all markets served by Specialty Papers, as volumes shipped during the second quarter declined 6.2 percent compared with the same period in 2008. The Company successfully reduced Specialty Papers’ inventories by 14.4 percent during the second quarter of 2009 – in line with its strategy to maximize cash generated from operations. As a result of lower demand and inventory reduction efforts, this unit incurred machine downtime totaling 14,400 tons of paper, or 8 percent of its total quarterly capacity, which adversely impacted results by $7.0 million, pre-tax.

Lower input costs, primarily related to purchased pulps and wood partially offset by higher costs for caustic soda and starch, benefited operating results by $1.3 million in the comparison.

During the second quarters of 2009 and 2008, the Company completed the annually scheduled maintenance outages at its Chillicothe, OH and Spring Grove, PA facilities. These required outages result in increased maintenance spending, reduced production volumes, and lower product sales all negatively affecting the second quarter results when compared with other quarters. The maintenance outages adversely impacted gross profit by approximately $16.1 million in the second quarter of 2009, which was at the low-end of the Company’s expectations, compared with $15.6 million in the same quarter a year ago.

Composite Fibers

	For the three months ended June 30
Dollars in thousands	2009	2008	change
Tons shipped	20,073	22,356	(2,283)	(10.2)%
Net sales	$94,615	$112,928	$(18,313)	(16.2)%
Gross margin percent	12.6%	14.6%
Operating income	$3,586	$6,777	$(3,191)	(47.1)%

Net sales in the Composite Fibers business unit decreased $18.3 million or 16.2 percent to $94.6 million for the 2009 second quarter. Operating income declined to $3.6 million from $6.8 million in the year-earlier quarter.

Volumes shipped during the quarter declined 10.2 percent compared with 2008 as a result of the weak economic environment and our customers’ actions to reduce their inventory levels. Demand for tea and coffee filter papers, this unit’s largest product line, declined by 7.3 percent primarily due to weak order patterns and customers’ inventory destocking primarily in Russia, Eastern Europe and other related regions. In addition, demand was off from prior-year levels by 21.9 percent in composite laminate papers and 17.5 percent in technical specialty products. The Company successfully reduced Composite Fibers’ inventories by 12.2 percent during the second quarter of 2009 in line with its strategy to maximize cash generated from operations. As a result of lower demand and inventory reduction efforts, the Company incurred machine downtime totaling 3,380 tons of paper, or 22 percent of the unit’s total quarterly capacity, adversely impacting results by $3.9 million. On a constant currency basis, higher average selling prices contributed approximately $2.6 million to net sales; however, the translation of foreign currencies unfavorably affected net sales by approximately $12.3 million.

The Composite Fibers business unit was adversely impacted by higher energy and raw material costs totaling approximately $3.6 million.

Mr. Glatfelter said, “While our Composite Fibers markets were weaker than expected, our actions to take machine down-time and maintain the strength of our balance sheet have positioned us well for the second half of 2009. In addition, we continue to believe that our tea and coffee filter paper markets, with normal growth rates of 4 to 5 percent annually, will present ongoing growth opportunities as the economic downturn subsides.”

Other Financial Information

Pension expense of $2.0 million was recorded in the second quarter of 2009, compared with net pension income of $4.2 million in the same quarter a year ago. This decline negatively impacted earnings by $0.08 per share in the quarter-over-quarter comparison and is directly related to the decline in the value of the Company’s pension assets in 2008. The Company expects pre-tax pension expense to total $7.3 million for 2009 compared with pension income of $16.1 million in 2008. Cash contributions are not expected to be required to be made to the Company’s qualified defined benefit pension plans during 2009.

Selling, general and administrative (“SG&A”) expenses increased by $1.2 million in the quarter-to-quarter comparison and totaled $26.5 million in the second quarter of 2009. The increase was primarily due to recording pension expense in 2009 compared with pension income in 2008 together with legal and professional fees associated with the alternative fuel mixture credits and with the unwinding of the 2003 timberland installment sale.
For the second quarter of 2009, results of operations reflect an effective tax rate of 28.3 percent on pretax income of $27.7 million compared with 9.7 percent and $3.5 million, respectively, in the same period a year ago. The effective tax rate in the second quarter of 2008 benefited from tax benefits recorded upon the filing of an international subsidiary’s tax return and the reversal of a tax reserve in a foreign jurisdiction where the statute expired.

Alternative Fuel Credits

The U.S. Internal Revenue Code provides a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses. The credit, equal to $0.50 per gallon of alternative fuel contained in the mixture, is refundable to the taxpayer. The Company began mixing black liquor and diesel fuel in late February 2009 and filed an application to be registered as an alternative fuel mixer with the Internal Revenue Service in March 2009. On May 11, 2009, the Company was notified by the Internal Revenue Service that its application to be registered as an alternative fuel mixer was approved. Subsequently, the Company filed an excise tax refund claim for the alternative fuel mixture consumed at its Spring Grove, PA and Chillicothe, OH facilities during the period February 20, 2009 through May 17, 2009 (the “First Refund Claim”). The Company received a payment from the Internal Revenue Service (“IRS”) on June 30, 2009 in the amount of $29.7 million related to the First Refund Claim.

In addition, for the period May 18, 2009 through June 30, 2009, the Company earned an additional $12.8 million of alternative fuel mixture credits for which a refund claim has yet to be submitted. As is permissible, it is the Company’s intention to use this credit as a direct reduction of its tax liability in 2009. Accordingly, the accompanying consolidated statement of income for the three months ended June 30, 2009 includes a pre-tax credit of $40.8 million in cost of products sold representing eligible alternative fuel mixture credits earned through June 30, 2009, net of associated expenses. On an after-tax basis, the Company recognized $30.4 million of alternative fuel mixture credits during the second quarter of 2009.

According to the Internal Revenue Code, the tax credit is scheduled to expire on December 31, 2009. However, there can be no assurances that the incentive program for alternative fuel mixtures will continue in effect through that date, that its provisions, including taxes applicable to the credits, will not be changed, or that the Company will be successful in receiving future credits under the program.

2009 First-Half Results

For the first six months of 2009, net income totaled $31.4 million or $0.69 per diluted share, compared with $22.8 million or $0.50 per diluted share in the same period of 2008. The year-to-date results for 2009 include, on an after-tax basis, $30.4 million from alternative fuel mixture credits. Results for the first six months of 2008 include, on an after-tax basis: (i) $8.7 million in gains from the sale of timberlands; (ii) a $0.5 million benefit from the reversal of a reserve associated with the 2006 shutdown of the Company’s Neenah facility; and (iii) $0.6 million in acquisition integration costs. Excluding these items from each period’s results, the Company’s results for the first six months of 2009 on an adjusted basis, which constitute a non-GAAP financial measure, were earnings of $0.02 per diluted share, compared with $0.31 per diluted share in the same period of 2008. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

Balance Sheet Information

During the second quarter of 2009, capital expenditures totaled $6.2 million compared with $16.2 million in the second quarter of 2008. This decrease reflects the decision to significantly reduce discretionary spending due to the current economic environment. Capital expenditures are expected to be approximately $35 million for 2009 compared with $52.5 million for full-year 2008.

In June 2009, the Company completed a series of transactions to unwind a 2003 timberland installment sales transaction and the related monetization, which resulted in the payment of a $37.9 million note owed to the Company and the payoff by the Company of $34 million of indebtedness it owed to a financial institution. As a result, the Company received net proceeds of approximately $3.5 million, after transaction costs.

Net debt, excluding cash collateralized borrowings, was $160.7 million at June 30, 2009, a decrease of $49.7 million compared with December 31, 2008 and a decrease of $60.5 million compared with March 31, 2009.

At the end of the 2009 second quarter, the Company had $78.2 million in cash and $181 million available under its revolving credit agreement, which matures in April 2011.

Outlook

Mr. Glatfelter continued, “Although our second-quarter results were impacted by the global economy, the good news is our balance sheet is very strong and inventory levels are at a two-year low – both of which provide us with tremendous flexibility as we continue executing our strategy. Moving into the second half of the year, I believe we are well positioned to address the ongoing uncertainty and challenges that remain in the global economy. As we work our way through the economic challenges that remain, we will continue our focus on maximizing cash flows by taking machine downtime as appropriate and by maintaining tight control on costs and capital spending.”

For Specialty Papers, the Company noted that it expects shipping volumes in the third quarter of 2009 to be approximately 10 percent higher than the second quarter and that selling prices and input costs for most products will be relatively in line with the second quarter. Further, the Company expects downtime to be significantly reduced as a result of the Company’s current inventory position and increased order rates.

In the Composite Fibers business unit, the Company anticipates shipping volumes in the third quarter of 2009 to be approximately 5 percent higher than the second quarter primarily due to seasonality. Selling prices and input costs are expected to be in line with the second quarter. Paper machine downtime in this business unit is expect to be reduced by approximately 50 percent compared to the second quarter due to the Company’s current inventory position and the seasonal increase in shipments.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its second-quarter results. You may listen to the presentation either by a live webcast or via telephone. If you wish to hear the live webcast, please visit the Company’s Investor Relations web page at http://www.glatfelter.com/about—us/investor—relations/default.aspx prior to the starting time to register, download and install any necessary audio software. If you would like to listen to the teleconference, you may participate by calling 888-335-5539 within the US and 973-582-2857 internationally (conference ID 18667451) at 10:55 AM (Eastern).

During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed above.

A taped replay of the conference call will be available within two hours of the conclusion of the call and until August 18, 2009. To access the taped replay, call 800-642-1687 within the US and 706-645-9291 internationally and enter conference ID 18667451.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business performance, conditions and strategies and other financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and in other countries in which Glatfelter currently does business, demand for or pricing of its products; changes in tax legislation, governmental laws, regulations and policies and actions of regulatory bodies; orderly execution of regularly scheduled maintenance outages; technological changes and innovations and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s sales exceed $1 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information is available at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended June 30
	June 30
In thousands, except per share	2009	2008	2009	2008
Net sales	$278,979	$320,224	$570,531	$625,723
Energy sales – net	2,131	2,743	4,062	4,727

Total revenues	281,110	322,967	574,593	630,450
Costs of products sold	222,109	290,569	472,278	553,794

Gross profit	59,001	32,398	102,315	76,656
Selling, general and administrative expenses	26,548	25,377	51,061	49,512
Shutdown and restructuring charges	—	(856)	—	(856)
(Gains) losses on dispositions of plant, equipment and timberlands, net	27	16	(672)	(14,502)

Operating income	32,426	7,861	51,926	42,502
Nonoperating income (expense)
Interest expense	(5,144)	(5,827)	(10,270)	(11,972)
Interest income	557	1,357	1,265	2,961
Other – net	(135)	103	(118)	171

Total other income (expense)	(4,722)	(4,367)	(9,123)	(8,840)

Income before income taxes	27,704	3,494	42,803	33,662
Income tax provision	7,834	338	11,395	10,831

Net income	$19,870	$3,156	$31,408	$22,831

Earnings Per Share
Basic	$0.44	$0.07	$0.69	$0.51
Diluted	0.43	0.07	0.69	0.50

Cash dividends declared per common share	$0.09	$0.09	$0.18	$0.18
Weighted average shares outstanding
Basic	45,658	45,227	45,624	45,192
Diluted	45,698	45,666	45,654	45,594

Business Unit Financial Information
(unaudited)

	For the three months ended June 30,
Dollars in thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2009	2008	2009	2008 2009		2008	2009		2008
Net sales	$184,364	$207,296	$94,615	$112,928	$-	$-	$278,979	$320,224
Energy sales, net	2,131	2,743	—	—	—	—	2,131	2,743

Total revenue	186,495	210,039	94,615	112,928	—	—	281,110	322,967
Cost of products sold	178,817	196,948	82,730	96,462	(39,438)	(2,841)	222,109	290,569

Gross profit	7,678	13,091	11,885	16,466	39,438	2,841	59,001	32,398
SG&A	14,085	13,772	8,299	9,689	4,164	1,916	26,548	25,377
Shutdown and restructuring charges	—	—	—	—	—	(856)	—	(856)
(Gains) losses on dispositions of plant, equipment and timberlands	—	—	—	—	27	16	27	16

Total operating income (loss)	(6,407)	(681)	3,586	6,777	35,247	1,765	32,426	7,861
Non-operating income (expense)	—	—	—	—	(4,722)	(4,367)	(4,722)	(4,367)

Income (loss) before income taxes	$(6,407)	$(681)	$3,586	$6,777	$30,525	$(2,602)	$27,704	$3,494

Supplementary Data
Net tons sold	171,293	182,700	20,073	22,356	—	—	191,366	205,056
Depreciation, depletion and amortization	$8,882	$8,980	$5,740	$6,968	$-	$-	$14,622	$15,948
Capital expenditures	3,436	7,751	2,705	8,399	100	—	6,241	16,150

	For the six months ended June 30,
Dollars in thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2009	2008	2009	2008 2009		2008	2009		2008
Net sales	$383,971	$408,242	$186,560	$217,480	$-	$1	$570,531	$625,723
Energy sales, net	4,062	4,727	—	—	—	—	4,062	4,727

Total revenue	388,033	412,969	186,560	217,480	—	1	574,593	630,450
Cost of products sold	350,147	374,224	160,376	184,858	(38,245)	(5,288)	472,278	553,794

Gross profit	37,886	38,745	26,184	32,622	38,245	5,289	102,315	76,656
SG&A	25,925	27,979	17,122	19,709	8,014	1,824	51,061	49,512
Shutdown and restructuring charges	—	—	—	—	—	(856)	—	(856)
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	(672)	(14,502)	(672)	(14,502)

Total operating income	11,961	10,766	9,062	12,913	30,903	18,823	51,926	42,502
Nonoperating income (expense)	—	—	—	—	(9,123)	(8,840)	(9,123)	(8,840)

Income (loss) before income taxes	$11,961	$10,766	$9,062	$12,913	$21,780	$9,983	$42,803	$33,662

Supplementary Data
Net tons sold	356,354	364,911	39,264	43,695	—	—	395,618	408,606
Depreciation expense	$17,749	$17,612	$11,301	$13,054	$-	$-	$29,050	$30,666
Capital expenditures	7,018	10,446	4,357	14,961	100	—	11,475	25,407

Selected Financial Information
(unaudited)

	Six Months Ended June 30
In thousands	2009	2008
Cash Flow Data
Cash provided (used) by:
Operating activities	$64,867	$(3,047)
Investing activities	27,103	(10,410)
Financing activities	(47,857)	1,412
Depreciation, depletion and amortization	29,050	30,666
Capital expenditures	11,475	25,407
June 30, 2009		December 31, 2008

Balance Sheet Data
Cash and cash equivalents	$78,204	$32,234
Total assets	1,039,836	1,057,309
Total debt	275,588	313,285
Shareholders’ equity	380,739	342,707

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, alternative fuel mixture credits, charges for environmental reserves and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Alternative fuel mixture credits represent a government provided tax credit with a short statutory life span. Unlike items such as cost of raw materials and overhead costs, shutdown and restructuring costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three Months Ended June 30
	2009		2008
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$19,870	$0.43	$3,156	$0.07
Alternative fuel mixture credits	(30,418)	(0.67)	–	–
Timberland sales and related transaction costs	441	0.01	7	—
(Reversal of) shutdown and restructuring charges	—	—	(532)	(0.01)
Acquisition integration	—	—	177	0.00
Adjusted earnings (loss)	$(10,107)	$(0.22)	$2,808	$0.06

	Six Months Ended June 30
	2009		2008
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$31,408	$0.69	$22,831	$0.50
Alternative fuel mixture credits	(30,418)	(0.67)	–	–
Timberland sales and related transaction costs	63	—	(8,656)	(0.19)
(Reversal of) shutdown and restructuring charges	—	—	(532)	(0.01)
Acquisition integration	—	—	588	0.01
Adjusted earnings	$1,053	$0.02	$14,231	$0.31

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.

Free Cash Flows
	Three Months Ended June 30
In thousands, except per share	2009	2008
Cash from operations	$66,052	$9,584
Less:
Alternative mixture credits	(29,741)	—
Capital expenditures	(6,241)	(16,150)
Free cash flows	$30,070	$(6,566)